Exhibit F

SHARE PURCHASE AGREEMENT

By and Among

[SELLER]

And

[PURCHASER]

Dated as of November 1, 2012

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 1, 2012, by and between:

(1) [SELLER], a company duly incorporated and existing under the laws of [            ], whose registered office is at [            ] (the “Seller”); and

(2) [PURCHASER], a partnership formed in [            ], whose registered office is at [            ] (“Investor” or “Purchaser”).

The Seller and the Purchaser are herein referred to each as a “Party” and collectively as the “Parties”.

RECITALS

(A) WHEREAS, as of the date of this Agreement, the Seller owns [            ] ordinary shares of BITAUTO Holdings Limited, an exempted company duly incorporated and existing under the laws of the Cayman Island, whose registered office is at Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands (the “Company”), with par value being US$0.00004 per share (the “Ordinary Shares”); and

(B) WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, an aggregate of [            ] Ordinary Shares of the Company in the form of American depositary shares (the “Purchased Shares”) upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement:

“ADSs” means the American depository shares of the Company, each one of which represents one (1) ordinary share of the Company.

“Business Day” means any day that is not a Saturday, a Sunday, legal holiday or other day on which banks are required or authorized by Law to be closed in the PRC, Hong Kong or New York.

“Cayman Transfer Agent” means RBC DEXIA Corporate Services Hong Kong Limited, a company incorporated in and under the laws of Hong Kong, whose registered office is situated at 51/F, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong.

“Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Depositary” means Citibank, N.A.

“Encumbrance” means any security interests, mortgages, liens, pledges, charges, reservations, restrictions, rights of way, options, rights of first refusal, community property interests, equitable interests, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, Law, equity or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means, collectively, the Company and its subsidiaries and controlled entities.

“Group Company” means a member of the Group.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liability” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent.

“NYSE” means The New York Stock Exchange.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and the islands of Taiwan.

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the listing rules of, or any listing agreement with, NYSE and any other applicable Law regulating securities or takeover matters.

“Share Purchase Agreements” means, collectively, this Agreement and those certain other share purchase agreements, dated as of the date hereof, in respect of the purchase and transfer of certain Ordinary Shares of the Company.

“Transaction Documents” means, collectively, this Agreement, the other Share Purchase Agreements, the note purchase agreements entered into by the Investor with the Management SPVs (as defined therein) on or about the date of this Agreement (the “Note Purchase Agreements”), the senior secured guaranteed notes issued under the Note Purchase Agreements, the security documents required to be executed under the Note Purchase Agreement, and the shareholders agreement to be entered into by the Purchaser, the Company and other parties thereto upon the Closing, and any other agreements, documents or certificates delivered pursuant hereto or thereto.

1.2 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section
“Agreement”	Preamble
“Arbitration Notice”	Section 8.11(a)
“Authorization”	Section 3.1(d)
“Claimant Side”	Section 8.12(b)
“Closing”	Section 2.2
“Company”	Recitals
“Disclosing Party”	Section 4.1(a)
“Dispute”	Section 8.11(a)
“HKIAC”	Section 8.11(b)
“HKIAC Rules”	Section 8.11(b)
“Indemnified Party”	Section 7.2
“Indemnifying Party”	Section 7.2
“Losses”	Section 7.2
“Ordinary Shares”	Recitals
“Party” and “Parties”	Preamble
“Purchase Price”	Section 2.1
“Purchased Shares”	Recitals
“Purchaser”	Preamble
“Respondent Side”	Section 8.11(b)
“Seller”	Preamble

1.3 Interpretation and Rules of Construction. References to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “to the extent” when used in this Agreement shall be deemed to be followed by the phrase “and only to the extent.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement and Exhibits and Schedules to this Agreement shall be deemed to form part of this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to US$ shall be to United States dollars and to cash shall be to cash in U.S. dollars.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Purchase Shares; Purchase Price.

Subject to the terms and conditions of this Agreement, at the Closing, the Seller agrees to sell and deliver to the Purchaser, and the Purchaser agrees to purchase from the Seller such number of Purchased Shares, free and clear of any and all Encumbrances, and for such purchase price as set forth opposite the Purchaser’s name on Exhibit A. The total purchase price payable by the Purchaser for the Purchased Shares is herein referred to as the “Purchase Price”.

2.2 Closing.

Subject to the terms and conditions of this Agreement, the closing of the purchase, sale and delivery of the Purchased Shares pursuant to this Agreement (the “Closing”) shall take place as soon as possible following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article V with respect to the Closing (other than such conditions as may, by their terms, only be satisfied on the date of the Closing).

2.3 Closing Deliverables by the Purchaser.

On the date of the Closing, the Purchaser shall remit the Purchase Price to the Seller (as set forth in Exhibit A), in accordance with wire instructions provided by the Seller to the Purchaser no later than five (5) Business Days prior to the date of the Closing, in immediately available funds.

2.4 Closing Deliverables by the Seller.

(a) Prior to the Closing, the Seller shall have withdrawn the underlying Ordinary Shares of the Purchased Shares (which as of the date of this Agreement is in the form of ADSs) from the Depositary. For the purpose this Agreement, “Purchased Shares” shall include the Ordinary Shares withdrawn pursuant to this Section 2.4(a).

(b) On the day before the Closing, the Seller shall have (i) delivered to the Cayman Transfer Agent (x) an unsigned instrument of transfer with respect to the sale of the Purchased Shares to each of the Purchaser in substantially the form attached hereto as Exhibit B (the “Instrument of Transfer”) and (y) any and all share certificates which have been issued representing the Purchased Shares to the Cayman Transfer Agent, and (ii) caused the Company to deliver to the Cayman Transfer Agent an unsigned instruction letter in substantially the form attached hereto as Exhibit C (the “Instruction Letter”) to update the Company’s Register of Members (the “Updated Register of Members”), which shall be held by the Cayman Transfer Agent in escrow.

(c) At the Closing, the Seller shall (i) deliver to the Cayman Transfer Agent a signed Instrument of Transfer duly executed by the Seller with respect to the sale of the Purchased Shares to the Purchaser, (ii) cause the Company to delivered to the Cayman Transfer Agent a Signed Instruction Letter, (iii) cause the Company to instruct the Cayman Transfer Agent to (x) release a certified extract of the Updated Register of Members to the Purchaser, (y) deliver a new share certificate to the Purchaser evidencing the Purchased Shares and (z) deliver a new share certificate to the Seller evidencing the balance of the Ordinary Shares held by the Seller after the sale of the Purchased Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser that each of the representations and warranties contained in this Section 3.1 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing (unless such representation or warranty by its term speaks of a specified date, in which case the accuracy of such representation or warranty will be determined with respect to such date).

(a) Organization, Good Standing and Qualification. The Seller is duly incorporated, validly existing and in good standing under the laws of British Virgin Islands.

(b) Authority. The Seller has all requisite capacity, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable Laws.

(c) Noncontravention. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or violate any provision of its constitutional documents, any applicable Law or any Governmental Order to which the Seller is subject or (ii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Seller is a party or by which it is bound or to which any of its assets or properties are subject, other than, in the case of (ii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby and thereby.

(d) Consents and Approvals. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and shall not require any consent of, action by or in respect of, or filing, submission or registration with, or giving of any notice to, any Governmental Authority or any other Person (each, an “Authorization”) to be obtained or made by the Seller, except (i) for such Authorizations as have already been obtained or made by the Seller before the date hereof, (ii) for the filing of a Schedule 13D or an amended Schedule 13G by the Seller with the SEC, or (iii) as otherwise explicitly provided in this Agreement.

(e) Title. The Purchased Shares are fully paid and nonassessable, and to the knowledge of the Seller, are duly authorized and validly issued by the Company. The Seller is the sole record and beneficial owner of the Purchased Shares, free and clear of any and all Encumbrances whatsoever and with no restrictions on the rights and other incidents of record and beneficial ownership pertaining thereto (except for any restrictions on transfer under applicable Securities Laws). The Seller has good and marketable title to the Purchased Shares and the sole and absolute authority to transfer the Purchased Shares to the Purchaser pursuant to this Agreement. Immediately following the Closing, the Purchaser shall acquire good and valid title to its portion of the Purchased Shares that is being purchased hereunder, free and clear of any and all Encumbrances. There are no outstanding options, warrants, rights

(preemptive or otherwise), calls, Contracts or other binding commitments to which the Seller is a party or by which the Seller is bound to sell any of the Purchased Shares. Except for the transactions contemplated hereunder, the Seller has not assigned, transferred, sold, distributed, pledged or otherwise disposed of or agreed to dispose of all or any portion, or any interest in, the Purchased Shares.

(f) Investment Experience. The Seller is able to fend for itself and has sufficient knowledge and experience in financial and business matters, including disposing of the Purchased Shares, and is capable of evaluating the merits and risks of the transactions contemplated hereunder. The sale and delivery of the Purchased Shares hereunder is for its own account, and the Seller has independently and without reliance upon the Purchaser or any representative of the Purchaser and based on such information as the Seller has deemed appropriate in its independent judgment, made its own analysis and decision to sell the Purchased Shares pursuant to this Agreement.

(g) Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

3.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller that each of the representations and warranties contained in this Section 3.2 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing (unless such representation or warranty by its term speaks of a specified date, in which case the accuracy of such representation or warranty will be determined with respect to such date).

(a) Organization, Good Standing and Qualification. The Purchaser is duly organized, validly existing and in good standing under the law of its jurisdiction of formation.

(b) Authority. The Purchaser has all requisite capacity, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable Law.

(c) Noncontravention. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or violate any provision of its constitutional documents, any applicable Law or any Governmental Order to which the Purchaser is subject or (ii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Purchaser is a party or by which it is bound or to which any of its assets or properties are subject, other than, in the case of (ii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Purchaser’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby and thereby.

(d) Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and shall not require any Authorizations to be obtained or made by the Purchaser, except (i) for such Authorizations as have already been obtained or made by the Purchaser before the date hereof, (ii) for the filing of a Schedule 13D by the Purchaser with the SEC, or (iii) as otherwise explicitly provided in this Agreement.

(e) Investment Experience. The Purchaser is able to fend for itself and has sufficient knowledge and experience in financial and business matters, including purchase of the Purchased Shares, and is capable of evaluating the merits and risks of the transactions contemplated hereunder. The purchase of the Purchased Shares hereunder is for its own account, and the Purchaser has independently and without reliance upon the Seller or any representative of the Seller and based on such information as the Purchaser has deemed appropriate in its independent judgment, made its own analysis and decision to purchase the Purchased Shares pursuant to this Agreement.

(f) Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1 Compliance Matters.

(a) None of the Parties shall, at any time, issue or make any reports, statements or releases to the public with respect to this Agreement, any other Transaction Documents, or the transactions contemplated hereby or thereby, without the consent of the other Parties, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event that any Party is requested or becomes legally compelled (including without limitation any reports or filings required to be made with the SEC) to disclose the existence of this Agreement or content of any of terms of the transaction, such Party (the “Disclosing Party”) shall provide the other Party with prompt written notice of that fact and shall consult with the other Party regarding such disclosure, and in any event, the Disclosing Party shall furnish only that portion of the information that is legally required.

(b) Solely as it relates to the sale of the Purchased Shares, the Seller shall be responsible for paying all taxes (if any) that are required to be paid by the Seller pursuant to applicable tax Laws (including without limitation applicable tax laws of the PRC).

(c) The Purchaser covenants and undertakes that each of the Share Purchase Agreements entered into by the Purchaser with the other shareholders of the Company shall be on the same terms and conditions as set out in this Agreement. In the event that any Share Purchase Agreement includes terms or conditions more favourable to another shareholder of the Company than the terms and conditions applicable to the Seller in this Agreement, then such terms and conditions shall be automatically incorporated by reference into this Agreement without any further action of the parties unless waived by the Seller in writing.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction on or prior to the Closing of the conditions set forth below, unless waived in writing by the Seller.

(a) Representations and Warranties. All representations and warranties made by the Purchaser in Section 3.2 (i) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (ii) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date.

(b) Performance of Obligations. The Purchaser shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement prior to or at the Closing.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or would (i) substantially delay the consummation in any material aspect of such transactions, (ii) compel the Group to dispose of all or a material portion of the business or assets of the Group as a result of the consummation of such transactions, or (iii) render any Party unable to consummate such transactions.

(d) Consents. The Purchaser shall have obtained any and all Authorizations necessary or appropriate for consummation by the Purchaser of the purchase of the Purchased Shares on or prior to the date of the Closing, all of which shall be in full force and effect.

(e) No Suspension. No stop order or suspension of trading shall have been imposed by NYSE, the SEC or any other Governmental Authority with respect to public trading in the ADSs.

(f) Other Closing Deliveries. The Purchaser shall have delivered the other closing deliveries set forth in Section 2.3.

(g) Board Approval. The board of directors of the Company (including each of the independent directors of the Company) shall have been informed of the transactions contemplated under this Agreement and any other ancillary transactions in a duly constituted meeting of the board of directors and expressed no objection to these transactions.

5.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction on or prior to the Closing of the conditions set forth below, unless waived in writing by the Purchaser or a deemed waiver by the Purchaser pursuant to Section 8.6.

(a) Representations and Warranties. All representations and warranties made by the Seller in Section 3.1 (i) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (ii) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date.

(b) Performance of Obligations. The Seller shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or would (i) substantially delay the consummation in any material aspect of such transactions, (ii) compel the Group to dispose of all or a material portion of the business or assets of the Group as a result of the consummation of such transactions, or (iii) render any Party unable to consummate such transactions.

(d) Consents. The Seller shall have obtained any and all Authorizations necessary or appropriate for consummation by the Seller of the sale of the Purchased Shares on or prior to the date of the Closing, all of which shall be in full force and effect.

(e) Concurrent Closing under the Note Purchase Agreements. All conditions to closing under the Note Purchase Agreements have been satisfied or otherwise waived by the competent party thereunder and the closings under the applicable Note Purchase Agreements and the Closing hereunder shall concurrently take place.

(f) Director Resignations and Appointment. The Seller shall have taken any and all commercially reasonable and necessary actions (to the extent within its control) to ensure (i) the effective resignation of Ms. Ruby Lu from the Company’s board of directors as of the Closing, and (ii) the appointment of individual identified by the Purchaser in writing prior to the Closing Date to the Company’s board of directors.

(g) No Suspension. No stop order or suspension of trading shall have been imposed by NYSE, the SEC or any other Governmental Authority with respect to public trading in the ADSs.

(h) Purchased Shares. The Cayman Transfer Agent shall hold in escrow the Updated Register of Members reflecting the sale of the Purchased Shares pursuant to Section 2.4(b) of the Agreement.

(i) Other Closing Deliveries. The Seller shall have delivered the other closing deliveries set forth in Section 2.4.

(j) Board Approval. The board of directors of the Company (including each of the independent directors of the Company) shall have been informed of the transactions contemplated under this Agreement and any other ancillary transactions in a duly constituted meeting of the board of directors and expressed no objection to these transactions.

ARTICLE VI

TERMINATION

6.1 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Seller and the Purchaser;

(b) by either the Seller or the Purchaser, upon written notice to the other Party, if any Governmental Authority shall have issued any Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order shall have become final and nonappealable;

(c) by the Purchaser in the event of any material breach of any representation, warranty, covenant or agreement of the Seller contained herein and the failure of the Seller to cure such breach within seven (7) days after receipt of notice from the Purchaser requesting such breach to be cured; or

(d) by the Seller in the event of any material breach of any representation, warranty, covenant or agreement of the Purchaser contained herein and the failure of the Purchaser to cure such breach within seven (7) days after receipt of notice from the Seller requesting such breach to be cured.

6.2 Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 6.1 shall give written notice of such termination to the other Party.

6.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become null and void and there shall be no Liability on the part of any Party except for this Section 6.3 and Article VII and Article VIII, each of which shall survive termination; provided, however, nothing herein shall relieve any Party from Liability for any breach of any of the representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination.

ARTICLE VII

INDEMNIFICATION

7.1 Survival of Representations, Warranties, Covenants and Agreements.

(a) Notwithstanding any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of any representation or warranty made by or on behalf of the Parties, all representations and warranties contained in this Agreement or any certificate delivered in connection herewith shall be deemed to be material and to have been relied upon by the Parties.

(b) All such representations and warranties made by the Seller set forth in Section 3.1 and the Purchaser in Section 3.2 shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations, if any; provided, however, such expiration shall not affect the rights of any Indemnified Party under Article VII or otherwise to seek recovery of Losses arising out of any fraud, willful breach or intentional misrepresentation.

(c) If a claim for indemnification has been timely made pursuant to Section 7.3, such representation and warranty shall continue to survive and be fully effective and enforceable until a final and non-appealable order or judgment of a court of competent jurisdiction. The covenants and agreements of any Party contained in this Agreement shall survive the Closing until they are terminated, whether by performance thereof, their express terms or as a matter of applicable Law.

7.2 Indemnification. The Seller (an “Indemnifying Party”) agrees to defend and hold harmless the Purchaser, its managers, partners, directors, officers, members, employees, attorneys, accountants, agents and representatives, and its heirs, successors, and permitted assigns (each an “Indemnified Party”) from and against all liabilities, losses, and damages, together with all reasonable and documented out-of-pocket costs and expenses related thereto (including, without limitation, reasonable and documented out-of-pocket legal and accounting fees and expenses) (“Losses”) based upon or arising out of, or otherwise in connection with (a) any material inaccuracy or breach of any representation and warranty of such Indemnifying Party, or (b) any material breach of any covenant and agreement of such Indemnifying Party.

7.3 Notice of Claims; Procedures. If any Indemnified Party makes any claim against any Indemnifying Party for indemnification under this Article VII, the claim shall be in writing and shall state in general terms the facts upon which such Indemnified Party makes the claim. If the Indemnifying Party does not notify the Indemnified Party in writing within twenty (20) Business Days from receipt of such claim that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. In the event of any claim or demand asserted against an Indemnified Party by a third party upon which the Indemnified Party may claim indemnification, the Indemnifying Party shall give written notice to the Indemnified Party within twenty (20) Business Days after receipt from the Indemnified Party of such claim or demand, indicating whether the Indemnifying Party intends to assume the defense of the claim or demand. If the Indemnifying Party assumes the defense, the Indemnifying Party may not agree to any compromise or settlement to which the Indemnified Party has not consented in writing. If the Indemnifying Party elects not to assume the defense or fails to make such an election within the twenty (20) Business Day period, or otherwise fails to continue the defense of the Indemnified Party reasonably and in good faith, the Indemnified Party may assume the defense thereof at the expense of the Indemnifying Party, and a recovery against the Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Further Assurances. Each Party agrees that it shall, from time to time on or after the date hereof, do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by the other Party in order to effectuate the transactions contemplated hereby.

8.2 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.3 Entire Agreement. This Agreement, together with all schedules and exhibits hereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

8.4 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by any Party without the express written consent of the other Party. Any purported assignment in violation of the foregoing sentence shall be null and void.

8.5 Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by each of the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Notwithstanding the foregoing, to the extent that the Purchaser have waived any condition to Closing set forth in Section 5.2 (excluding Sections 5.2(a) and (b)) under any of the other Share Purchase Agreements, the Purchaser shall be deemed to have waived such same condition to Closing under this Agreement.

8.6 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.7 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided under this Agreement.

8.8 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.9 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to the address set forth below (or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties given in accordance with this 8.9). Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a Business Day thereof and otherwise on the next Business Day thereof.

(a)	If to the Seller:

Address: Attention: Facsimile: E–mail:	[ ] [ ] [ ] [ ]

(b)	If to the Purchaser, to the address, fax or email address set forth below the Purchaser’s name on Exhibit A hereto.

8.10 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflict of Laws thereunder.

8.11 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof (each, a “Dispute”), shall be referred to arbitration upon the demand of any Party to the dispute with notice (the “Arbitration Notice”) to the other Parties.

(b) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator, whom shall be mutually agreed to by the Parties, and if the Parties cannot so agree on such arbitrator within ten (10) Business Days of the commencement of the arbitration proceedings, three (3) arbitrators shall be appointed. In such case, one arbitrator shall be nominated by the Party or Parties, as the case may be, commencing the arbitration proceedings (the “Claimant Side”), and one arbitrator shall be nominated by the respondent or respondents, as the case may be, to the proceedings (the “Respondent Side”), and if either the Claimant Side or the Respondent Side shall fail to nominate its arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator, provided that if such two arbitrators shall fail to choose a third arbitrator within thirty (30) days after such two arbitrators have been selected, the HKIAC shall appoint the third arbitrator. The third arbitrator shall be the presiding arbitrator. The Parties shall use commercially reasonable efforts to appoint arbitrators who are qualified to practice law in the State of New York.

(c) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 8.11, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 8.11 shall prevail.

(d) Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such Party.

(e) The arbitration shall be conducted in private. Each Party agrees that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the Parties otherwise agree in writing.

(f) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(g) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of the State of New York (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(h) Any Party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(i) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

8.12 Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed as of the date first written above by their respective duly authorized representative.

SELLER:

[ ]

By:
Name:	[ ]
Title:	[ ]

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed as of the date first written above by their respective duly authorized representative.

INVESTOR:

[PURCHASER]

[Signature Page to Share Purchase Agreement]

Exhibit A

Schedule of Purchaser

	Number of Purchased Shares	Purchase Price
Purchaser

[ ]	[ ]	[ ]

With a copy (which shall not constitute notice) to:

[ ]

TOTAL	[ ]	[ ]

Exhibit B

Form of Instrument of Transfer

INSTRUMENT OF TRANSFER

We, [please fill in name of shareholder]                                          of          (transferor) [please fill in address of shareholder]                                          ,         (address) for the value received, hereby sell, assign and transfer                      (transferee) unto                                                               of                                                   (address) [please fill in number of ordinary shares]          (number of shares) Ordinary Shares of Bitauto Holdings Limited (incorporated in the Cayman Islands)     (company name)

Dated this                      day of                     , 20

Signed by the Transferor:	In the presence of:

For and on behalf of [please fill in name of shareholder]	Witness

Exhibit C

Form of Instruction Letter

Bitauto Holdings Limited

New Century Hotel Office Tower, 6/F

No. 6 South Capital Stadium Road

Beijing, 100044, the People’s Republic of China

To:	RBC Dexia Corporate Services Hong Kong Limited 51/F, Central Plaza 18 Harbour Road Wanchai, Hong Kong

Attn.:	Ms. Rebecca Lee

Date:

Dear Sirs

Bitauto Holdings Limited (the “Company”)

Transfer of Ordinary Shares

I hereby confirm, on behalf of the Board of Directors of the Company, that you are instructed (upon receipt of the relevant instrument(s) of transfer duly signed by the Transferor(s) and the original share certificate(s) from the Transferor(s) (if any) to register the transfer of Ordinary Shares of the Company from the Transferor(s) listed in Schedule A hereto to the Transferee(s) listed in Schedule A hereto. Such transfers comply with the applicable law, rules, regulations and Memorandum and Articles of Association of the Company, as well as any other contractual obligations binding on the Company. We also confirm that we have verified the identity and shareholding of each Transferor.

We hereby instruct you, on behalf of the Transferor(s) and the Company, to:-

1.	instruct Butterfield Fulcrum Group (Cayman) Limited to register the above transfer of shares on the Cayman Register;

2.	cancel the relevant original share certificate(s) as surrendered by the named transferor(s);

3.	issue physical share certificate(s) in name of the Transferee and deliver the same to the following address: [Address]; and

4.	for any balance ordinary shares, issue physical share certificate(s) in name of the Transferor and deliver the same to the following address: [Address]

I confirm, on behalf of the Board, that the Board has accepted that the instrument(s) of transfer be signed by or on behalf of the transferor(s) alone.

Yours faithfully

Name:
Director
For and on behalf of the Company